EXHIBIT 8

FAEGRE BAKER DANIELS LLP

2200 Wells Fargo Building

90 South Seventh Street

Minneapolis, Minnesota 55402

January 25, 2013

The Dolan Company

222 South Ninth Street, Suite 2300

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

We are acting as special tax counsel for The Dolan Company, a Delaware corporation (the “Company”) in connection with the preparation of the prospectus supplement dated January 24, 2013 (the “Prospectus Supplement”) to the registration statement on Form S-3, File No. 333-163861 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of shares of the Company’s 8.5% Series B Cumulative Preferred Stock, $0.001 par value per share (the “Preferred Stock”), to be issued pursuant to an underwritten public offering.

We have examined and are relying on the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) such other documents, certificates and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company. Based upon and subject to the foregoing, the statements in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Consequences” constitute our opinion of the material United States federal income tax consequences of purchasing, owning and disposing of the Preferred Stock offered pursuant to the Prospectus Supplement.

The opinion set forth herein is limited to the specific issues addressed. By rendering this opinion, we do not undertake to advise you with respect to any other matter. This opinion may not be used or relied upon for any purpose whatsoever, other than in connection with the offering of Preferred Stock described in the Prospectus Supplement.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By: /s/ Lisa R. Pugh Partner